As Filed with the Securities and Exchange Commission on May 26, 2000
                                                Registration No. 333-__________
--------------------------------------------------------------------------------
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549
                                    FORM S-3
                             REGISTRATION STATEMENT
                                      Under
                           THE SECURITIES ACT OF 1933

                         APPLIED DIGITAL SOLUTIONS, INC.
             (Exact name of registrant as specified in its charter)
                                      3661
                          (Primary Standard Industrial
                          Classification Code Number)
              MISSOURI                               43-1641533
   (State or Other Jurisdiction of                (I.R.S. Employer
   Incorporation or Organization)                Identification No.)

                          400 Royal Palm Way, Suite 410
                            Palm Beach, Florida 33480
                                 (561) 366-4800
               (Address, including zip code, and telephone number,
        including area code, of registrant's principal executive offices)

                               Garrett A. Sullivan
                         Applied Digital Solutions, Inc.
                          400 Royal Palm Way, Suite 410
                            Palm Beach, Florida 33480
                                 (561) 366-4800
                               FAX: (561) 366-0002
            (Name, address, including zip code, and telephone number,
                   including area code, of agent for service)

                        Copies of all correspondence to:
          David I. Beckett, Esq.                  Denis P. McCusker, Esq.
     Applied Digital Solutions, Inc.                 Bryan Cave LLP
       400 Royal Palm Way, Suite 410              One Metropolitan Square
         Palm Beach, Florida 33480             211 North Broadway, Suite 3600
              (561) 366-4800                   St. Louis, Missouri 63102-2750
           FAX: (561) 366-0002                         (314) 259-2000
                                                    FAX: (314) 259-2020
     Approximate date of commencement of proposed sale to public: From time to time after this Registration Statement becomes effective.
     If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of
1933, check the following box.   [X]
     If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier
effective registration statement for the same offering.   [ ]
     If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement
for the same offering.   [ ]
     If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement
for the same offering.   [ ]
     If delivery of the  prospectus is expected to be made pursuant to Rule 434,
please check the following box.   [ ]

                         CALCULATION OF REGISTRATION FEE

-----------------------------------------------------------------------------------------------------------------
   Title of each class of         Amount to be        Proposed maximum      Proposed maximum         Amount of
 securities to be registered       registered        offering price per    aggregate offering    registration fee
                                                          unit(1)             price(1)
=================================================================================================================
   Common Stock, $.001 par
       value per share          1,709,493 shares         $4.1156              $7,035,589             $1,857
-----------------------------------------------------------------------------------------------------------------

(1) Pursuant to Rule 457(c), the proposed offering price and registration fee have been calculated on the basis of the average of the high and low trading prices for the Common Stock for the five day period ended May 24, 2000 as reported on the Nasdaq National Market.

The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.
--------------------------------------------------------------------------------

================================================================================
The information in this preliminary prospectus is not complete and may change. The Selling Shareholders may not sell these securities until the amendment to the registration statement filed with the Securities and Exchange Commission is effective. This preliminary prospectus is not an offer to sell these securities and we are not soliciting any offer to buy these securities in any state where the offer or sale is not permitted.
================================================================================





                    Subject to completion, Dated May 26, 2000


                                1,709,493 Shares

                                [GRAPHIC OMITTED]

                                  Common Stock

                     -------------------------------------

     This prospectus relates to 1,709,493 shares of our Common Stock, par value $.001 per share, which will be sold at various times by the Selling Shareholders listed in this prospectus starting on page 9. More information about the shares is under "Description of Capital Stock."

     The Selling Shareholders may sell the shares of Common Stock in one or more transactions (which may include "block transactions") on the Nasdaq Stock
Market, in the over-the-counter market, in negotiated transactions or in a combination of such methods of sales, at fixed prices which may be changed, at market prices prevailing at the time of sales, at prices related to such prevailing market prices or at negotiated prices.

     Our shares are listed on the Nasdaq Stock Market under the symbol "ADSX." On May 24, 2000, the last reported sale price of our Common Stock was $4.1563 per share. See "Price Range of Common Stock."

     We  will  not  receive  any  proceeds  from  shares  sold  by  the  Selling
Shareholders and we will bear all the expenses incurred in connection with registering this offering of Common Stock.

     The Selling Shareholders may sell the shares of Common Stock directly or through underwriters, dealers or agents. They may also pledge some of the shares of Common Stock. This prospectus also relates to any sale of shares of Common Stock that might take place following any foreclosure of such a pledge. More information about the way the Selling Shareholders may distribute the Common Stock is under the heading "Plan of Distribution."

     See the information under the heading "Risk Factors" starting on page 3, which describes certain factors you should consider before purchasing the Common Stock.

     Our principal office is at 400 Royal Palm Way, Suite 410, Palm Beach, Florida 33480, and our telephone number is (561) 366-4800.


                     -------------------------------------


     Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities, or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.


                     -------------------------------------


              The date of this prospectus is [_____________], 2000.

                                TABLE OF CONTENTS




About This Prospectus..........................................................2
Recent Developments............................................................2
Risk Factors...................................................................3
Our Business...................................................................7
Selling Shareholders...........................................................9
Description of Capital Stock..................................................10
Price Range of Common Stock...................................................10
Plan of Distribution..........................................................10
Legal Opinion.................................................................11
Experts.......................................................................11
Where You Can Find More Information About Us..................................11
Statements Regarding Forward-Looking Information..............................12
Unaudited Condensed Combined Pro Forma Financial Information..................13


                              ABOUT THIS PROSPECTUS

     This prospectus is part of a registration statement that we filed with the Securities and Exchange Commission utilizing a "shelf" registration process. Under this shelf process, the Selling Shareholders may, from time to time, sell their shares of our common stock in one or more offerings. This prospectus provides you with a general description of the Common Stock being offered. You should read this prospectus together with additional information described under the heading "Where You Can Find More Information About Us."

     The registration statement that contains this prospectus, including the exhibits to the registration statement, contains additional information about us and the securities offered under this prospectus. That registration statement can be read at the Commission's offices mentioned under the heading "Where You Can Find More Information About Us."


                               RECENT DEVELOPMENTS

     On September 14, 1999, our subsidiary, IntelleSale.com, Inc., filed a registration statement with the Securities and Exchange Commission in connection with its proposed initial public offering (IPO). In addition to IntelleSale.com selling primary shares, we expected to sell shares of IntelleSale.com's common stock as a selling shareholder. On January 31, 2000, we announced a postponement of the IPO of IntelleSale.com's common stock due to market conditions. Deferred IPO fees have been capitalized in anticipation of completing the IPO within the next fiscal year. On May 4, 2000, we announced that we had retained Prudential Securities Incorporated to assist in pursuing strategic alternatives regarding IntelleSale.com.

     On March 3, 2000, we announced, and on April 24, 2000, we signed a definitive merger agreement to acquire Destron Fearing Corporation, a Nasdaq listed company trading under the stock symbol "DFCO". Destron Fearing is a leading developer, manufacturer and marketer of a broad line of electronic and visual identification devices for companion animals, livestock, laboratory animals and wildlife. In this proposed transaction, we will issue 1.5 shares of our common stock in exchange for each share of common stock of Destron Fearing. The transaction is expected to close in July 2000, subject to a number of conditions including the approval of both our and Destron Fearing's shareholders and the approval of relevant government agencies. Under the agreement, Destron Fearing would be merged into Digital Angel.net Inc., our wholly owned subsidiary. This transaction will be accounted for under the purchase method of accounting.

     On March 22, 2000, we filed a shelf registration statement to sell, from time to time, up to 3 million shares of our common stock. Proceeds from the sale will be used for general corporate purposes, including the funding of future acquisitions. On April 5, 2000 we announced that we were postponing the offering because of adverse market conditions.

     On May 23, 2000, we announced that the letter of intent to acquire ATEC Group, Inc. (ATEC), a Nasdaq listed company, had been terminated due to market conditions. It had been announced on May 5, 2000, that we had signed a letter of intent to acquire ATEC in an all stock transaction.

     Effective as of April 1, 2000, we acquired 100% of Independent Business Consultants, a network integration company based in Valley Village, California, in a transaction accounted for under the purchase method of accounting.


                                  RISK FACTORS

     You should carefully consider the risk factors listed below. These risk factors may cause our future earnings to be less or our financial condition to be less favorable than we expect. You should read this section together with the other information in, or incorporated herein by reference into, this prospectus.

Forward-Looking Statements and Associated Risk

     This prospectus, including the information incorporated herein by reference, contains "forward-looking statements" as defined in the Private Securities Litigation Reform Act of 1995. All such forward-looking information involves risks and uncertainties and may be affected by many factors, some of which are beyond our control. These factors include:

     o   our growth strategies,

     o   anticipated trends in our business and demographics,

     o our ability to successfully integrate the business operations of recently acquired companies, and

     o   regulatory, competitive or other economic influences.

Uncertainty of Future Financial Results

     While we have been profitable for the last three fiscal years, future financial results are uncertain. There can be no assurance that we will continue to be operated in a profitable manner. Profitability depends upon many factors, including the success of our various marketing programs, the maintenance or reduction of expense levels and our ability to successfully coordinate the efforts of the different segments of our business.

Future Sales of and Market for our Shares of Common Stock

     As of May 24, 2000, there were 51,771,918 shares of Common Stock outstanding. In addition, 503 shares of Common Stock are reserved for issuance in exchange for certain exchangeable shares issued by our Canadian subsidiary. Since January 1, 2000, we have issued an aggregate of 3,512,295 shares of Common Stock, of which 751,581 shares of Common Stock were issued as earnout payments in acquisitions, 45,925 shares were issued in exchange for the exchangeable shares of our Canadian subsidiary and the exchangeable shares of our former Canadian subsidiary, TigerTel Services Limited, 983,793 shares of Common Stock were issued for acquisitions, 1,271,090 shares were issued upon the exercise of options, 317,500 shares were issued upon the exercise of warrants, and 142,406 shares were issued under our Employee Stock Purchase Program.

     We have effected, and will continue to effect, acquisitions or contract for certain services through the issuance of Common Stock or our other equity securities, as we have typically done in the past. In addition, we have agreed to certain "price protection" provisions in prior acquisition agreements which may result in additional shares of common stock being issued to selling shareholders as of the effective date of the registration of the shares such selling shareholder previously received as consideration from us. Such issuance of additional securities may be dilutive of the value of the Common Stock in certain circumstances and may have an adverse impact on the market price of the Common Stock.

Competition

     Each segment of our business is highly competitive, and we expect that competitive pressures will continue. Many of our competitors have far greater financial, technological, marketing, personnel and other resources than us. The areas which we have identified for continued growth and expansion are also target market segments for some of the largest and most strongly capitalized companies in the United States, Canada and Europe. There can be no assurance that we will have the financial, technical, marketing and other resources required to compete successfully in this environment in the future.

Risks Associated with Acquisitions and Expansion

     We have engaged in a continuing program of acquisitions of other businesses which are considered to be complementary to our lines of business, and we anticipate that such acquisitions will continue to occur. Our total assets were approximately $209.1 million as of March 31, 2000 and $229.0 million, $124.1 million, $61.3 million, $33.2 million and $4.1 million as of December 31, 1999, 1998, 1997, 1996 and 1995, respectively. Net operating revenue was approximately $85.2 million and $51.6 million for the three months ended March 31, 2000 and 1999, respectively, and $336.7 million, $207.1 million, $103.2 million, $19.9 million and $2.3 million for the years ended December 31, 1999, 1998, 1997, 1996 and 1995, respectively. Managing these dramatic changes in the scope of our business will present ongoing challenges to management, and there can be no assurance that our operations as currently structured, or as affected by future acquisitions, will be successful.

     It is our policy to retain existing management of acquired companies, under the overall supervision of our senior management. The success of the operations of these subsidiaries will depend, to a great extent, on the continued efforts of the management of the acquired companies.


     We have entered into earnout arrangements with certain sellers under which they are entitled to additional consideration for their interests in the companies they sold to us. Under these agreements, assuming that all earnout profits are achieved, we are contingently liable for additional consideration of approximately $8.8 million in 2001, $3.0 million in 2002 and $2.0 million in 2004, of which $1.0 million would be payable in cash and $12.8 million would be payable in stock.


     We have entered into put options with the sellers of those companies in which we acquired less than a 100% interest. These options require us to purchase the remaining portion we do not own after periods ranging from four to five years from the dates of acquisition at amounts per share generally equal to 10% to 20% of the average annual earnings per share of the subsidiary company before income taxes for a two-year period ending on the effective date of the put multiplied by a multiple ranging from four to five. In the second quarter of 1999, we entered into agreements to pay $3.9 million to acquire put options in certain companies owned by our subsidiary, IntelleSale.com. In addition, based upon current earnings, assuming all other put options were exercised, we are contingently liable for an additional $6.3 million in the next two years.

Goodwill Write-off's Will Reduce Our Earnings

     As a result of the acquisitions we have done through March 31, 2000, we have approximately $65.7 million of goodwill, $24.4 million of which is deductible for tax purposes, which is currently being amortized over 20 years at the rate of approximately $3.5 million per year, which reduces our net income and our earnings per share. In addition, future acquisitions may also increase our existing goodwill and the amount of annual amortization, further reducing net income and earnings per share. As required by Statement of Financial Accounting Standards No. 121, we will periodically review our goodwill for impairment, based on expected discounted cash flows. If we determine that there is such impairment, we would be required to write down the amount of goodwill accordingly, which would also reduce our earnings.

Need for Additional Capital

     We may require additional capital to fund growth of our current business as well as to make future acquisitions. However, we may not be able to obtain capital from outside sources. Even if we obtain capital from outside sources, it may not be on terms favorable to us. Our current credit agreement with IBM Credit Corporation may hinder our ability to raise additional debt capital. If we raise additional capital by issuing equity securities, these securities may have rights, preferences or privileges senior to those of our common stockholders.

Dependence on Key Individuals

     Our future success is highly dependent upon our ability to attract and retain qualified key employees. We are organized with a small senior management team, with each of our separate operations under the day-to-day control of local managers. If we were to lose the services of any members of our central management team, our overall operations could be adversely affected, and the operations of any of our individual facilities could be adversely affected if the services of the local managers should be unavailable. We have entered into employment contracts with our key officers and employees and certain subsidiaries. The agreements are for periods of one to ten years through June 2009. Some of the employment contracts also call for bonus arrangements based on earnings.

Risks that the Value of Our Inventory May Decline

     We purchase and warehouse inventory, much of which is refurbished or excess personal computer equipment inventory of others. As a result, we assume inventory risks and price erosion risks for these products. These risks are especially significant because personal computer equipment generally is characterized by rapid technological change and obsolescence. These changes affect the market for refurbished or excess inventory equipment. Our success will depend on our ability to purchase inventory at attractive prices relative to its resale value and our ability to turn our inventory rapidly through sales. If we pay too much or hold inventory too long, we may be forced to sell our inventory at a discount or at a loss or write down its value, and our business could be materially adversely affected.

Lack of Dividends on Common Stock; Issuance of Preferred Stock

     We do not have a history of paying dividends on our Common Stock, and there can be no assurance that such dividends will be paid in the foreseeable future. Pursuant to certain restrictions under our Amended and Restated Term and Revolving Credit Agreement dated as of July 30, 1999 with IBM Credit Corporation, as amended, there are restrictions on the declaration and payment of dividends. We intend to use any earnings which may be generated to finance the growth of our businesses. Our Board of Directors has the right to authorize the issuance of preferred stock, without further shareholder approval, the holders of which may have preferences over the holders of the Common Stock as to payment of dividends.

Possible Volatility of Stock Price

     Our Common Stock is quoted on the Nasdaq Stock Market, which has experienced and is likely to experience in the future significant price and volume fluctuations which could adversely affect the market price of our Common Stock without regard to our operating performance. In addition, we believe that factors such as the significant changes to our business resulting from continued acquisitions and expansions, quarterly fluctuations in our financial results or cash flows, shortfalls in earnings or sales below expectations, changes in the performance of other companies in our same market sectors and the performance of the overall economy and the financial markets could cause the price of our Common Stock to fluctuate substantially. During the 12 month period prior to May

24, 2000, the price per share of our Common Stock has ranged from a high of $18.00 to a low of $1.625.

Termination Payments

     Our employment agreements with three of our executive officers include "change of control" provisions, under which the employees may terminate their employment within one year after a change of control, and be entitled to receive specified severance payments and/or continued compensation payments for sixty months. The employment agreements also provide that these executive officers are entitled to supplemental compensation payments for sixty months upon termination of employment, even if there is no change in control, unless their employment is terminated due to a material breach of the terms of the employment agreement. Also, the agreements for both Richard Sullivan and Garrett Sullivan provide for certain "triggering events" which include a change in control, the termination of Richard Sullivan's employment other than for cause, or if Richard Sullivan ceases to hold his current positions with us for any reason other than a material breach of the terms of his employment agreement. In that case, we would be obligated to pay, in cash and/or in stock, $12.1 million and $3.5 million, respectively, to Richard Sullivan and to Garrett Sullivan, in addition to certain other compensation. Finally, the employment agreements provide for a gross up for excise taxes which are payable by these executive officers if any payments upon a change of control are subject to such taxes as excess parachute payments.

         Our obligations to make the payments described in this section could adversely affect our financial condition or could discourage other parties from entering into transactions with us which might be treated as a change in control or triggering event for purposes of these agreements.

Digital Angel May Not be Able to Develop Products from its Unproven Technology

         In December 1999, Digital Angel acquired the patent rights to a miniature digital receiver named "Digital Angel (TM)." This technology is still in the development stage. Digital Angel's ability to develop and commercialize products based on its proprietary technology will depend on its ability to develop its products internally on a timely basis or to enter into arrangements with third parties to provide this function. If Digital Angel fails to develop and commercialize products successfully and on a timely basis, it could have a material adverse effect on Digital Angel's business, results of operations or cash flows.

Year 2000 Compliance

     We have not experienced any significant Year 2000 related problems. During 1998 and 1999, we implemented a company wide program to ensure that we would be compliant prior to the Year 2000 failure dates. We did not experience problems on either January 1, 2000 or February 29, 2000. However we cannot make any assurances that unforeseen problems may not arise in the future.

         Software Sold to Consumers. During 1998 and 1999 we identified what we believe to be all potential Year 2000 problems with any of the software products we develop and market. However, management believes that it is not possible to determine with complete certainty that all Year 2000 problems affecting our software products have been identified or corrected due to the complexity of these products. In addition, these products interact with other third party vendor products and operate on computer systems which are not under our control. For non-compliant products, we have provided and are continuing to provide recommendations as to how an organization may address possible Year 2000 issues regarding that product. Software updates or other solutions are available for most, but not all, known issues. Such information is the most currently available concerning the behavior of our products and is provided "as is" without warranty of any kind. However, variability of definitions of "compliance" with the Year 2000 and of different combinations of software, firmware and hardware could possibly lead to lawsuits against us. The outcome of any such lawsuits and the impact on us are not estimable at this time.

         We do not believe that the Year 2000 problem has had or will continue to have a material adverse effect on our business, results of operations or cash flows. The estimate of the potential impact on our financial position, overall results of operations or cash flows for the Year 2000 problem could change in the future. Our ability to achieve Year 2000 compliance and the level of incremental costs associated therewith, could be adversely impacted by, among other things, the availability and cost of programming and testing resources, vendors' ability to modify proprietary software, and unanticipated problems identified in the ongoing compliance review. The discussion of our efforts, and management's expectations, relating to Year 2000 compliance are forward-looking statements.

                                  OUR BUSINESS

General

     Applied Digital Solutions, Inc. is a leading edge, single-source provider of e-business solutions. We differentiate ourselves in the marketplace by enabling e-business through Computer Telephony Internet Integration (CTII(TM)). Beginning in the fourth quarter of 1998 and continuing into 2000, we reorganized to refocus our strategic direction, organizing into four core business groups:
Telephony, Network, Internet and Applications. With CTII, we provide the full range of services and skills companies need to conduct business online. Through our four integrated business groups, we design and deploy complete, front-to-back, web-enabled e-business systems, all with a single point of contact for the customer.

     We currently operate in the United States, Canada and the United Kingdom. We are a Missouri corporation and were incorporated on May 11, 1993. Our principal office is located at 400 Royal Palm Way, Suite 410, Palm Beach, Florida 33480, and our phone number is (561) 366-4800.

     The  majority  of our  current  operations  are the result of  acquisitions completed during the last five years. Our net operating revenue was approximately $85.2 million and $51.6 million for the three months ended March 31, 2000 and 1999, respectively, and $336.7 million, $207.1 million, $103.2 million, $19.9 million and $2.3 million for the years ended December 31, 1999, 1998, 1997, 1996 and 1995, respectively. Since 1995 we have completed 42 acquisitions. Management analyzes each acquisition opportunity using criteria including profitability over a two to three year period, the strength of the acquiree's balance sheet, the strength of its customer base and the experience of its management team. Since January 1, 2000, we have completed one acquisition.

Business Divisions

     Beginning in the fourth quarter of 1998 and continuing into 2000, we reorganized into six operating segments to more effectively and efficiently provide integrated communications products and services to a broad base of customers. During the second quarter of 1999, several adjustments were made to the composition of the Telephony, Internet and Non-core divisions to better align the strengths of the respective divisions with the objectives of those divisions. In October 1999, we disposed of the main business units comprising our Communication Infrastructure division and dissolved this group.

Core Business

     Our primary businesses, other than IntelleSale.com, the Non-Core Business Group, and Digital Angel, are now organized into four business divisions:

o Telephony -- implements telecommunications and Computer Technology Integration (CTI) solutions for e-business. We integrate a wide range of voice and data solutions from communications systems to voice over Internet Protocol and Virtual Private Networking (VPN). We provide complete design, project management, cable/fiber infrastructure, installation and ongoing support for the customers we support. On December 30, 1999, we sold our interest in our Canadian subsidiary, TigerTel, Inc. to concentrate our efforts on our domestic CTI solutions.

o Network -- is a professional services organization dedicated to delivering quality e-business services and support to our client partners, providing e-business infrastructure design and deployment, personal computer network infrastructure for the development of local and wide area networks as well as site analysis, configuration proposals, training and customer support services.

o Internet -- equips our customers with the necessary tools and support services to enable them to make a successful transition to implementing e-business practices, Enterprise Resource Planning (ERP) and Customer Relationship Management (CRM) solutions, website design, and application and internet access services to customers of our other divisions.

o Applications -- provides software applications for large retail application environments, including point of sale, data acquisition, asset management and decision support systems and develops programs for portable data collection equipment, including wireless hand-held devices. It is also involved in the design, manufacture and support of satellite communication technology including satellite modems, data broadcast receivers and wireless global positioning systems for commercial and military applications.

IntelleSale.com

     IntelleSale.com, Inc. sells refurbished and new computer equipment and related components online, through its website at www.IntelleSale.com, and through other Internet companies, as well as through traditional channels, which includes sales made by IntelleSale.com's sales force.

The Non-Core Business Group

     This group is comprised of seven individually managed companies whose businesses are as follows:

o Gavin-Graham Electronic Products is a custom manufacturer of electrical products, specializing in digital and analog panelboards, switchboards, motor controls and general control panels. The company also provides custom manufacturing processes such as shearing, punching, forming, welding, grinding, painting and assembly of various component structures.

o Ground Effects, Ltd., based in Windsor, Canada, is a certified manufacturer and tier one supplier of standard and specialized vehicle accessory products to the automotive industry. The company exports over 80% of the products it produces to the United States, Mexico, South America, the Far East and the Middle East.

o    Hopper  Manufacturing Co., Inc.  remanufactures and distributes  automotive
     parts.  This  primarily  includes  alternators,   starters,   water  pumps,
     distributors and smog pumps.

o Innovative Vacuum Solutions, Inc. designs, installs and re-manufactures vacuum systems used in industry.

o Americom, STC Netcom and ACT Leasing are all involved in the fabrication, installation and maintenance of microwave, cellular and digital personal communication services towers.

     We have previously announced our intention to divest, in the ordinary course of business, these non-core businesses at such time and on such terms as our Board of Directors determines advisable. There can be no assurance that we will divest of any or all of these businesses or as to the terms of any divestiture transaction.


Growth Strategy

     Our objective is to continue to grow each of our core operating segments internally and through acquisitions, both domestically and abroad. Our strategy has been, and continues to be, to invest in and acquire businesses that complement and add to our existing business base. We have expanded significantly through acquisitions in the past and continue to do so. Our financial results and cash flows are substantially dependent on not only our ability to sustain and grow existing businesses, but to continue to grow through acquisition. We expect to continue to pursue our acquisition strategy in 2000 and future years, but there can be no assurance that management will be able to continue to find, acquire, finance and integrate high quality companies at attractive prices.


                              SELLING SHAREHOLDERS

     The following table sets forth information regarding the ownership of our Common Stock by the Selling Shareholders and the shares being offered under this prospectus.

     We have issued the shares from time to time in various acquisition transactions. The registration of these shares has been effected pursuant to agreements entered into by us with the Selling Shareholders.

     The percentage owned prior to and after the offering reflects the outstanding common shares at the time of the registration statement. The amount and percentage owned after the offering assumes the sale of all of the Common Stock being registered on behalf of the Selling Shareholders.


 ----------------------------------------------------------------------------------------------------

                                   Ownership Prior to the       Number of Shares      Ownership After
     Selling Shareholder                  Offering               Offered Hereby         the Offering
                                          --------               ---------------        ------------
                                            Shares     %               Shares                       %
                                            ------     -               ------                       -

 Kerry G. Burst..................           48,333     *               48,333 (1)            --     *
 Jeff Francis....................          143,916     *              143,916 (2)            --     *
 John Vaughn.....................          143,916     *              143,916 (2)            --     *
 Capital Alliance................           15,149     *               15,149 (2)            --     *
 Robert W. Munson................          120,080     *              120,080 (3)            --     *
 Enrica Carroll..................          120,080     *              120,080 (3)            --     *
 Scott A. Lines..................           74,335     *               74,335 (3)            --     *
 Susan S. Lines..................           45,745     *               45,745 (3)            --     *
 Chuck Sword.....................           40,027     *               40,027 (3)            --     *
 Michael Wayne Breindel..........          450,219     *              450,219 (4)            --     *
 Douglas Marlin..................          431,060     *              431,060 (4)            --     *
 Kevin Barker....................           76,633     *               76,633 (4)            --     *
                                         ---------                  ---------               ---
     Total                               1,709,493                  1,709,493                --
                                         =========                  =========               ===

  -------------------------

*    Represents ownership of less than one percent.

(1) Represents shares issued in connection with the 1999 earnout payment due under the terms of the acquisition agreement between us and Americom Group, Inc., dated as of June 4, 1998.

(2)  Represents  shares issued in connection  with the 1999 earnout  payment due
     under  the  terms  of  the  acquisition   agreement  between  us  and  Port
     Consulting, Inc., dated as of May 20, 1999.

(3) Represents shares issued in connection with the first earnout payment due under the terms of the acquisition agreement between us and STR, Inc. dated as of June 30, 1999.

(4) Represents shares issued under the Agreement and Plan of Merger between us and Independent Business Consultants d/b/a Creative Computer Consultants Firm effective as of April 1, 2000.


                          DESCRIPTION OF CAPITAL STOCK

     Our Second Restated Articles of Incorporation authorize the issuance of up to 80,000,000 shares of our Common Stock and up to 5,000,000 shares of preferred stock (the "Preferred Stock"). The Preferred Stock may be issued from time to time and on such terms as are specified by our Board of Directors, without further authorization from our shareholders.

     As of May 24, 2000, there were 51,771,918 shares of our Common Stock outstanding. In addition, 503 shares of Common Stock are reserved for issuance in exchange for the exchangeable shares in our Canadian subsidiary.

     As of May 24, 2000 there were 918,200 issued and outstanding warrants to purchase shares of our Common Stock at a weighted average exercise price of $4.69 per share and options held by our employees to purchase 11,165,900 shares of our Common Stock at a weighted average exercise price of $2.20 per share. All of the warrants are currently exercisable. Of the outstanding options, 9,231,850 are now exercisable at a weighted average exercise price of $3.04 per share, and the rest become exercisable at various times over the next three years.

                           PRICE RANGE OF COMMON STOCK

     Our Common Stock trades on the Nasdaq Stock Market(R) under the symbol "ADSX." The following table sets forth the high and low sale prices of the Common Stock as reported by the Nasdaq for each of the quarters since the beginning of 1998.

                                                High          Low
                                                ----          ---
          1998
          ----
            First Quarter................      5 1/2         4 1/32
            Second Quarter...............      4 7/8         3 1/8
            Third Quarter ...............      3 1/2         1 9/16
            Fourth Quarter ..............      5 1/2         1 17/32
          1999
          ----
            First Quarter................      4 3/16        2
            Second Quarter...............      3 1/2         2
            Third Quarter................      3 3/8         1 11/16
            Fourth Quarter...............      16            1 5/8
          2000
          ----
            First Quarter................      11 3/16       3 1/2
            Second Quarter (through
                   May 24, 2000).........      10  1/4       3 3/4

Holders

     As of May 24, 2000, there were 1,354 holders of record of our Common Stock.


                              PLAN OF DISTRIBUTION

     The Selling Shareholders may sell the shares offered hereby in one or more transactions (which may include "block" transactions) on the Nasdaq Stock
Market, in the over-the-counter market, in negotiated transactions or in a combination of such methods of sales, at fixed prices which may be changed, at market prices prevailing at the time of sale, at prices related to such prevailing market prices or at negotiated prices. The Selling Shareholders may effect such transactions by selling the shares directly to purchasers, or may sell to or through agents, dealers or underwriters designated from time to time, and such agents, dealers or underwriters may receive compensation in the form of discounts, concessions or commissions from the Selling Shareholders and/or the purchaser(s) of the shares of our Common Stock for whom they may act as agent or to whom they may sell as principals, or both. The Selling Shareholders may also pledge certain of the shares of our Common Stock from time to time, and this prospectus also relates to any sale of shares of our Common Stock that might take place following any foreclosure of such a pledge. The Selling Shareholders and any agents, dealers or underwriters that act in connection with the sale of the shares of our Common Stock might be deemed to be "underwriters" within the meaning of Section 2(11) of the Securities Act, and any discount or commission received by them and any profit on the resale of the shares as principal might be deemed to be underwriting discounts or commissions under the Securities Act.

     We will receive no portion of the proceeds from the sale of the shares and will bear all of the costs relating to the registration of this offering (other than any fees and expenses of counsel for the Selling Shareholders). Any commissions, discounts or other fees payable to a broker, dealer, underwriter, agent or market maker in connection with the sale of any of the shares will be borne by the Selling Shareholders.

                                  LEGAL OPINION

     Bryan Cave LLP, St. Louis, Missouri, as our counsel, has issued an opinion as to the legality of the Common Stock.


                                     EXPERTS

     The consolidated financial statements incorporated in this Prospectus by reference to the Annual Report on Form 10-K of Applied Digital Solutions, Inc. (formerly, Applied Cellular Technology, Inc.) for the year ended December 31, 1999, have been so incorporated in reliance on the report of PricewaterhouseCoopers LLP, independent accountants, given on the authority of said firm as experts in auditing and accounting. The consolidated financial statements for the year ended December 31, 1997 incorporated in this Prospectus by reference to the Annual Report on Form 10-K for the year ended December 31, 1999, have been so incorporated in reliance on the report of Rubin, Brown, Gornstein & Co. LLP, independent accountants, given on the authority of said firm as experts in auditing and accounting.

     The consolidated financial statements incorporated in this Prospectus by reference to the Current Report on Form 8-K/A of Applied Digital Solutions, Inc. (formerly, Applied Cellular Technology, Inc.) dated August 12, 1999, have been so incorporated in reliance on the report of Di Pesa & Company, independent accountants, given on the authority of said firm as experts in auditing and accounting.

                  WHERE YOU CAN FIND MORE INFORMATION ABOUT US

     We file annual, quarterly and special reports, proxy statements and other information with the Commission. You may read and copy any document we file at the Commission's public reference rooms at Room 1024, Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549 and at the Commission's regional offices located at Northeast Regional Office, Seven World Trade Center, Suite 1300, New York, New York 10048 and Midwest Regional Office, Citicorp Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661. You can request copies of these documents by writing to the Commission and paying a duplicating charge. Please call the Commission at 1-800-732-0330 for further information on the operation of its public reference rooms in other cities. The Commission also makes our filings available to the public on its Internet site (http:\\ www.sec.gov). Quotations relating to our Common Stock appear on the Nasdaq National Market, and such reports, proxy statements and other information concerning us can also be inspected at the offices of the National Association of Securities Dealers, Inc., 1735 K Street, N.W., Washington, D.C. 20006.

     The Commission allows us to "incorporate by reference" information from other documents that we file with them, which means that we can disclose important information by referring to those documents. The information incorporated by reference is considered to be part of this prospectus, and information we file later with the Commission will automatically update and supersede this information. We incorporate by reference into this prospectus the documents listed below, and any future filings we make with the Commission under

Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934 prior to the termination of this offering:

          1. Our Annual Report on Form 10-K for the fiscal year ended December 31, 1999;

          2. Our Quarterly Report on Form 10-Q for the quarter ended March 31, 2000;

          3. Our Current Report on Form 8-K/A filed on August 12, 1999; and

          4. Our Registration Statement on Form 8-A filed on May 5, 1995, registering our Common Stock under Section 12(g) of the Exchange Act, including any amendments or reports filed for the purpose of updating such description.

     To the extent that any statement in this prospectus is inconsistent with any statement that is incorporated by reference and that was made on or before the date of this prospectus, the statement in this prospectus shall control. The incorporated statement shall not be deemed, except as modified or superseded, to constitute a part of this prospectus or the registration statement. Statements contained in this prospectus as to the contents of any contract or other document are not necessarily complete and, in each instance, we refer you to the copy of each contract or document filed as an exhibit to the registration statement.

     We will provide you with copies of any of the documents incorporated by reference into this prospectus (other than exhibits attached to those documents, unless such exhibits are specifically incorporated by reference into the information incorporated herein), without charge. Please direct your written or oral request to Applied Digital Solutions, Inc., 400 Royal Palm Way, Suite 410, Palm Beach, Florida 33480; Attention: Kay Langsford, Vice President of Administration (telephone: (561) 366-4800).

     We have not authorized anyone to give any information or to make any representation concerning this offering except the information and representations which are contained in this prospectus or which are incorporated by reference in this prospectus. If anyone gives or makes any other information or representation, you should not rely on it. This prospectus is not an offer to sell, or a solicitation of an offer to purchase, any securities other than those to which it relates, nor does it constitute an offer to sell or a solicitation of an offer to purchase by any person in any circumstances in which an offer or solicitation is unlawful. You should not interpret the delivery of this prospectus or any sale made hereunder as an indication that there has been no change in our affairs since the date of this prospectus. You should also be aware that the information in this prospectus may change after this date.

                STATEMENTS REGARDING FORWARD-LOOKING INFORMATION

     This document and the documents incorporated in this document by reference contain forward-looking statements within the "safe harbor" provisions of the Private Securities Litigation Reform Act of 1995 with respect to our financial condition, results of operations and business. Words such as "anticipates,"
"expects," "intends," "plans," "believes," "seeks," "estimates" and similar expressions identify forward-looking statements. These forward-looking statements are not guarantees of future performance and are subject to certain risks and uncertainties that could cause actual results to differ materially from the results contemplated by the forward-looking statements. The section entitled "Risk Factors" that appears in this prospectus describe some, but not all, of the factors that could cause these differences.

                          UNAUDITED CONDENSED COMBINED
                        PRO FORMA FINANCIAL INFORMATION


         The unaudited pro forma information set forth below gives effect to the acquisition of Bostek, Inc. and Affiliate and the financing of that acquisition as if it had occurred on January 1, 1999.

         The pro forma adjustments do not reflect any operating efficiencies and cost savings which may be achievable with respect to the combined companies. The pro forma adjustments do not include any adjustments to historical sales for any future price changes nor any adjustments to selling and marketing expenses for any future operating changes.

         The following information is not necessarily indicative of the operating results that would have occurred had the merger been consummated on January 1, 1999. You should read the unaudited condensed combined pro forma statement of operations and the accompanying notes together with the historical financial statements of Bostek, Inc. and Affiliate and Applied Digital
Solutions, Inc. and Subsidiaries, including the notes thereto, both of which have been incorporated by reference into this Prospectus.


         UNAUDITED CONDENSED COMBINED PRO FORMA STATEMENT OF OPERATIONS
                      For the year ended December 31, 1999
                      (In thousands, except per share data)


                                              Applied          Bostek, Inc.                        Applied
                                              Digital         and Affiliate                        Digital
                                            Solutions, Inc.    Historical                       Solutions, Inc.
                                              Historical       (1/1/1999-       Pro Forma         Pro Forma
                                              12/31/1999       5/31/1999)(A)    Adjustments       12/31/1999
                                            -------------------------------------------------------------------

Net operating income                          $ 336,741        $ 33,400                         $ 370,141
Cost of goods sold                              241,790          29,596                           271,386
                                            -------------------------------------------------------------------

Gross profit                                     94,951           3,804                            98,755

Selling, general and administrative expenses    (90,416)         (3,424)                          (93,840)
Depreciation and amortization                    (9,687)            (10)          (447) (B)       (10,144)
Restructuring and unusual costs                  (2,550)              -                            (2,550)
Gain on sale of subsidiary                       20,075               -                            20,075
Interest income                                     616               -                               616
Interest expense                                 (3,842)           (151)          (352) (C)        (4,345)
                                            -------------------------------------------------------------------
Income before provision for income taxes,
   minority interest and extraordinary loss       9,147             219           (799)             8,567
Provision for income taxes                        3,160              74           (298) (D)         2,936
                                            -------------------------------------------------------------------

Income before minority interest and
   extraordinary loss                             5,987             145           (501)             5,631
Minority interest                                   395               -              -                395
                                            -------------------------------------------------------------------

Income before extraordinary loss                $ 5,592        $    145         $ (501)         $   5,236
                                            ===================================================================
Earnings per common share - basic
   Income before extraordinary loss              $ 0.12             N/A           N/A           $    0.11

Earnings per share - diluted
   Income before extraordinary loss              $ 0.11             N/A           N/A           $    0.10

Weighted average number of common
   shares outstanding - basic                    46,814             N/A           N/A              46,814

Weighted average number of common
   shares outstanding - diluted                  50,086             N/A           N/A              50,086


The unaudited condensed combined pro forma statement of operations for the year ended December 31, 1999 gives effect to the consolidated results of operations for the year ended December 31, 1999 as if the acquisition of Bostek, Inc. and Affiliate occurred on January 1, 1999.

PRO FORMA ADJUSTMENTS TO THE UNAUDITED CONDENSED COMBINED PRO FORMA STATEMENT OF OPERATIONS FOR THE YEAR ENDED DECEMBER 31, 1999 ARE AS FOLLOWS:


(A) Represents the historical unaudited condensed combined results of Bostek, Inc. and Affiliate for the five months ended May 31, 1999. Bostek, Inc. and Affiliate was acquired by Applied Digital Solutions, Inc. effective June 1, 1999.

(B) The $447 increase in depreciation and amortization expense represents the estimated amount of goodwill amortization expense to be recorded for the five month period from January 1, 1999 to May 31, 1999, assuming straight line amortization of the $21,458 of goodwill related to the Bostek, Inc. and Affiliate acquisition over a twenty year period.

(C) The $352 increase in interest expense represents the increase to interest expense for the five month period from January 1, 1999 to May 31, 1999 associated with debt issued in connection with the purchase of Bostek, Inc. and Affiliate, based upon borrowing the $10,055 paid to the sellers at closing, at a 8.41% interest rate.

(D) The adjustment to the provision for income taxes results from providing for taxes at a 40% rate (net federal and state) against the pre-tax pro-forma adjustments.

                                     PART II



                     INFORMATION NOT REQUIRED IN PROSPECTUS

Item 14.  Other Expenses of Issuance and Distribution.

     The following table sets forth the expenses (other than underwriting discounts and commissions), which other than the SEC registration fee are estimates, payable by the Registrant in connection with the sale and distribution of the shares registered hereby**:

         SEC Registration Fee ....................................     $  1,857
         Accounting Fees and Expenses.............................       10,000*
         Legal Fees and Expenses..................................       10,000*
         Miscellaneous Expenses...................................        8,143*
                                                                       --------
                     Total .......................................     $ 30,000*
                                                                       ========
-------------

*     Estimated
** The Selling Shareholders will pay any sales commissions or underwriting discount and fees incurred in connection with the sale of shares registered hereunder.

Item 15.  Indemnification of Directors and Officers.

     Sections 351.355(1) and (2) of The General and Business Corporation Law of the State of Missouri provide that a corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding by reason of the fact that he is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses, judgments, fines and amounts paid in settlement actually and reasonably incurred by him in connection with such action, suit or proceeding if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful, except that, in the case of an action or suit by or in the right of the corporation, the corporation may not indemnify such persons against judgments and fines and no person shall be indemnified as to any claim, issue or matter as to which such person shall have been adjudged to be liable for negligence or misconduct in the performance of his duty to the corporation, unless and only to the extent that the court in which the action or suit was brought determines upon application that such person is fairly and reasonably entitled to indemnity for proper expenses. Section 351.355(3) provides that, to the extent that a director, officer, employee or agent of the corporation has been successful in the defense of any such action, suit or proceeding or any claim, issue or matter therein, he shall be indemnified against expenses, including attorneys' fees, actually and reasonably incurred in connection with such action, suit or proceeding. Section 351.355(7) provides that a corporation may provide additional indemnification to any person indemnifiable under subsection (1) or (2), provided such additional indemnification is authorized by the corporation's articles of incorporation or an amendment thereto or by a shareholder-approved bylaw or agreement, and provided further that no person shall thereby be indemnified against conduct which was finally adjudged to have been knowingly fraudulent, deliberately dishonest or willful misconduct or which involved an accounting for profits pursuant to Section 16(b) of the Exchange Act.

     The bylaws of the Registrant provide that the Registrant shall indemnify, to the full extent permitted under Missouri law, any director, officer, employee or agent of the Registrant who has served as a director, officer, employee or agent of the Registrant or, at the Registrant's request, has served as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise.

     Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers or persons controlling the Registrant pursuant to such provisions, the Registrant has been informed that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in such Act and is therefore unenforceable.

Item 16.  Exhibits.

     See Exhibit Index.

Item 17.  Undertakings.

     (a) The undersigned issuer hereby undertakes:

               (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

                    (i) To include any prospectus  required by Section  10(a)(3)
               of the Securities Act;

                    (ii) To  reflect  in the  prospectus  any  facts  or  events arising after the effective date of this registration statement (or the most recent post-effective amendment hereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this registration statement;

                    (iii) To include any  material  information  with respect to the plan of distribution not previously disclosed in this registration statement or any material change to such information in this registration statement;

         provided, however, that paragraphs (i) and (ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by the Registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in this registration statement.

               (2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

               (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

     (b) The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the Registrant's annual report pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 that is incorporated by reference in this registration statement shall be deemed to be a new registration statement relating to the securities offered herein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     (c) Insofar as indemnification for liabilities arising under the Securities Act of 1933 (the "Act") may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES

     Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Palm Beach, State of Florida, on May 25, 2000.


                                            APPLIED DIGITAL SOLUTIONS, INC.

                                            By: /S/ DAVID A. LOPPERT
                                               ---------------------------------
                                               David A. Loppert, Vice President,
                                               Chief Financial Officer


                                POWER OF ATTORNEY

     Each person whose signature appears below hereby constitutes and appoints Garrett A. Sullivan and David A. Loppert, and each of them (with full power to each of them to act alone), the true and lawful attorney in fact and agent for the undersigned, to act on behalf of and in the name of the undersigned in connection with this Registration Statement, including the authority to sign any amendments (including post-effective amendments) to this Registration Statement, and to file the same, with exhibits and any and all other documents filed with respect thereto, with the Securities and Exchange Commission (or any other governmental or regulatory authority), and each such person ratifies and confirms all that said attorneys in fact and agents may lawfully do or cause to be done by virtue hereof.

     Pursuant  to  the   requirements  of  the  Securities  Act  of  1933,  this
Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

       Signature                          Title                      Date
       ---------                          -----                      ----

                           Chairman of the Board of
                             Directors, Chief Executive
 /S/ Richard J. Sullivan     Officer and Secretary (Principal     May 25, 2000
-------------------------    Executive Officer)
 (Richard J. Sullivan)

 /S/ Garrett A. Sullivan   President and Director (Principal      May 25, 2000
-------------------------    Operating Officer)
 (Garrett A. Sullivan)

                            Vice President, Chief Financial
 /S/ David A. Loppert        Officer                              May 25, 2000
-------------------------
   (David A. Loppert)

 /S/ Lorraine M. Breece     Chief Accounting Officer              May 25, 2000
-------------------------
  (Lorraine M. Breece)

 /S/ Richard S. Friedland   Director                              May 25, 2000
-------------------------
 (Richard S. Friedland)

 /S/ Arthur F. Noterman     Director                              May 25, 2000
-------------------------
  (Arthur F. Noterman)

 /S/ Daniel E. Penni        Director                              May 25, 2000
-------------------------
   (Daniel E. Penni)

 /S/ Angela M. Sullivan     Director                              May 25, 2000
-------------------------
  (Angela M. Sullivan)

 /S/ Constance K. Weaver    Director                              May 25, 2000
-------------------------
 (Constance K. Weaver)

                                  EXHIBIT INDEX

     Exhibit
     Number             Description
     ------             -----------

       4.1 Second Restated Articles of Incorporation of the Registrant (incorporated herein by reference to Exhibit 4.1 to the Registrant's Post-Effective Amendment No. 1 on Form S-1 to Registration Statement (Form S-3 File No. 333-64605) filed with the Commission on June 24, 1999)

       4.2 Amended and Restated Bylaws of the Registrant dated March 31, 1998 (incorporated herein by reference to Exhibit 3.1 to the Registrant's Registration Statement on Form S-3 (File No. 333-51067) filed with the Commission on April 27, 1998)

       5.1     Opinion of Bryan Cave LLP  regarding  the  validity of the Common
               Stock

      23.1     Consent of PricewaterhouseCoopers LLP

      23.2     Consent of Rubin, Brown, Gornstein & Co. LLP

      23.3     Consent of Di Pesa & Company

      23.4     Consent of Bryan Cave LLP (included on Exhibit 5.1)

      24.1     Power of Attorney (included on signature page)